Exhibit 99.1

NEWS RELEASE

Valvoline Reports Third-Quarter Results
•Sales declined 16% to $516 million for the quarter, with sequential sales improvement throughout the quarter culminating in 10% growth in June versus the prior-year period
•Quick Lubes system-wide same-store sales (SSS) declined 8.0% for the quarter; and grew 7.1% in June versus the same prior-year period
•Reported net income decreased 9% to $59 million and earnings per diluted share (EPS) decreased 6% to $0.32 compared to the prior-year period
•Adjusted EBITDA decreased 16% to $106 million and adjusted EPS decreased 24% to $0.28
•For the quarter, cash flow from operations of $117 million increased $37 million and free cash flow of $80 million increased $25 million from the prior year
•Cash and cash equivalents on hand of $751 million and total available liquidity of just over $1.3 billion as of June 30, 2020

LEXINGTON, Ky., August 3, 2020 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its third fiscal quarter ended June 30, 2020. All comparisons in this press release are made to the same prior-year period unless otherwise noted.

“We continue to closely monitor the latest developments surrounding COVID-19 and remain focused on the health and safety of all of our stakeholders," said Sam Mitchell, CEO. "The durable, non-cyclical nature of our business was clearly on display this quarter. Lockdowns in response to COVID-19 caused meaningful impacts on our results in April and May. As the restrictions eased and miles driven trends improved, we finished the quarter with June overall sales growing by 10% year-over-year. Quick Lubes and Core North America sales were each up 16% in June. International saw significant sequential improvement in June while still below prior year. Margin improvement in Core North America was particularly strong in the quarter due in part to reduced raw material costs, which we expect to moderate as we began to pass through these lower costs to our customers in the latter part of Q3, impacting Q4 margins.

"Our results this quarter demonstrate the resiliency of our business model and show that we have taken the steps necessary to effectively manage our operational response and maintain financial flexibility during the crisis."

Third-Quarter Results

Reported third-quarter 2020 net income and EPS were $59 million and $0.32, respectively. These results included pension and other post-employment benefit (OPEB) after-tax income of $7 million ($0.04 per diluted share) and an after-tax charge of $1 million (negligible EPS impact) of legacy and separation-related expenses. Reported third-quarter 2019 net income and EPS were $65 million and $0.34, respectively. These results included after-tax pension and OPEB income of $2 million ($0.01 per diluted share) and after-tax expense of $3 million ($0.02 per diluted share) of restructuring and related expenses and $4 million ($0.02 per diluted share) of business interruption expenses related to the temporary shutdown of one of Valvoline’s plants due to a fire at a nearby third-party facility.

Third-quarter 2020 adjusted net income and adjusted EPS were $53 million and $0.28, respectively, compared to adjusted net income of $70 million and adjusted EPS of $0.37 in the prior-year period (see Table 7 for reconciliation of adjusted net income and adjusted EPS). Adjusted EBITDA in the quarter was $106 million, a 16% decrease compared to the prior-year period, and included an increase in variable compensation expense of $10 million recorded in Unallocated and Other due to improving earnings expectations.

Operating Segment Results
Quick Lubes
•SSS declined 8.0% overall, 5.0% for company-owned stores and 10.0% for franchised stores
•Operating income decreased $12 million to $36 million; EBITDA decreased $10 million to $47 million
•Quick Lubes ended the quarter with 1,432 total company-owned and franchised stores, a net increase of 13 during the period and 80 versus the prior year
Quick Lubes' system-wide SSS grew 7.1% in June, returning to near pre-COVID-19 growth rates and building on growth of 7.4% in the prior-year period. Total sales grew 16% and segment EBITDA grew 8% in June.

While June saw sales and EBITDA growth, segment profitability for the quarter declined versus the prior year primarily driven by a 6% decrease in total sales in the quarter. The Company continues to invest in network expansion as part of its long-term strategy, including the addition of 80 net new stores versus the prior year, a 6% increase.

The rapid recovery during the quarter was driven in part by strong in-store execution and new customer acquisition. Given the strong Q3 exit rate, the Company launched a new advertising campaign in early Q4 with an emphasis on its safety-focused, stay-in-your-car service model.

Core North America
•Lubricant volume declined 21% to 19.0 million gallons, primarily driven by a significant reduction in lower-margin installer channel volume
•Branded premium mix increased 660 basis points to 59.7%

•Operating income increased $13 million to $51 million; adjusted EBITDA increased $9 million to $55 million
The improvement in segment gross margin year-over-year was primarily driven by favorable mix and benefits of the operating expense reduction program launched last year as well as short-term favorable price-cost lag, despite lower volume. Segment profitability benefited from margin improvement and from reduced discretionary expenses.

The majority of the volume decline for the quarter was in the installer channel, driven primarily by impacts from COVID-19. Retail channel volume was less impacted by COVID-19 due to a rapid recovery in the DIY category during the quarter. The recovery in the retail channel, in addition to promotional timing benefits, and partial restocking in the installer channel contributed to 6% growth in overall segment volume in June versus the prior-year period.

International
•Lubricant volume declined 20% to 11.5 million gallons
•Lubricant volume from unconsolidated joint ventures declined 28% to 7.9 million gallons
•Operating income decreased $8 million to $12 million; adjusted EBITDA decreased $9 million to $14 million
The International segment saw varied levels of recovery from the COVID-19 crisis during the quarter. The majority of the volume decline for the quarter versus the prior-year period was in Latin America and the unconsolidated joint venture in India, where, in both regions, recovery is lagging due to extended COVID-19 impacts. Partially offsetting this decline was strong growth in China for the quarter. The EMEA region, principally Europe, and Asia-Pacific region, including unconsolidated joint ventures, ended the quarter with volume growth in June versus the prior-year period.

The decline in segment EBITDA for the quarter was largely due to lower volume and decreased profit contribution from unconsolidated joint ventures.

Balance Sheet and Cash Flow
•Total debt of approximately $2.0 billion and net debt of approximately $1.2 billion
•Year-to-date cash flow from operations increased 27% and free cash flow each increased 26% from the prior year to $271 million and $177 million, respectively
•Total liquidity of just over $1.3 billion, including cash and cash equivalents on hand of $751 million and borrowing capacity of $553 million
For the current quarter, cash flow from operations increased $37 million versus the prior-year period, despite the challenging environment. On July 23, the Board of Directors committed to a total cash dividend of $0.113 per share payable on September 15 to shareholders of record as of August 31.

Outlook
"The resiliency of our business model drove a strong recovery across our segments during Q3, as miles driven trends improved from the unprecedented declines caused by early-stage COVID-19 restrictions," said Mitchell. "Looking forward to Q4, the quarter is off to a good start based on our early view of July results, including same-store sales growth that is expected to come in ahead of June levels. Barring any unexpected impacts from COVID-19, for Q4 we anticipate same-stores sales growth to be in the high-single digits, leading to our 14th straight year of growth. While uncertainty related to COVID-19 remains, given current trends we expect our FY20 adjusted EBITDA to be in the range of $475 million to $485 million, in line with last year. Reaching these expectations would be an impressive achievement given the significant negative impact that COVID-19 has had on our results this year."

Mitchell continued, "The stability of our preventative-maintenance business model, the strength of our balance sheet and the endurance and talent of our people reassures me that we will not only weather the remainder of the COVID-19 crisis, but come out stronger. We are better positioned than ever to execute our long-term strategy of becoming a more service-centric company by growing in Quick Lubes, developing opportunities in International and funding these initiatives by maintaining strong cash generation in Core North America."

The guidance provided in this press release is based on current data and expectations, and could be significantly impacted by future external events related to COVID-19, such as additional state, regional or country lockdown measures or significant changes in driving trends.

Valvoline's outlook for adjusted EBITDA is a non-GAAP financial measure that excludes or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile adjusted EBITDA to GAAP net income for fiscal 2020 without unreasonable efforts, as the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in fiscal 2020 but would not impact non-GAAP adjusted EBITDA.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal third quarter 2020 conference call at 9 a.m. ET on Tuesday, August 4, 2020. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available.

Basis of Presentation
Certain prior year amounts have been reclassified to conform to current year presentation. In addition, the Company adopted the new lease accounting standard, effective at the beginning of fiscal 2020, using the optional approach to transition. Under this method, financial information related to periods prior to adoption were not adjusted and will be as originally reported under the previous leasing standard. The effects of adopting the new lease standard were recognized as a cumulative net of tax adjustment that decreased opening retained deficit by approximately $1 million. The most significant impact of adoption was the recognition of incremental lease assets and liabilities of $219 million and $214 million, respectively. The Company expects the impact of adoption to be immaterial to its statements of consolidated income and cash flows on an ongoing basis.

Key Business Measures
Valvoline tracks its operating performance and manages its business using certain key measures, including system-wide, company-owned and franchised store counts and same-store sales; Express Care store counts; lubricant volumes sold by unconsolidated joint ventures; and total lubricant volumes sold and percentage of premium lubricants sold. Management believes these measures are useful to evaluating and understanding Valvoline’s operating performance and should be considered as supplements to, not substitutes for, Valvoline's sales and operating income, as determined in accordance with U.S. GAAP.

Sales in the Quick Lubes reportable segment are influenced by the number of service center stores and the business performance of those stores. Stores are considered open upon acquisition or opening for business. Temporary store closings remain in the respective store counts with only permanent store closures reflected in the end of period store counts and activity. SSS is defined as sales by U.S. Quick Lubes service center stores (company-owned, franchised and the combination of these for system-wide SSS), with new stores excluded from the metric until the completion of their first full fiscal year in operation as this period is generally required for new store sales levels to begin to normalize. Differences in SSS are calculated to determine the percentage change between comparative periods. Quick Lubes revenue is limited to sales at company-owned stores, sales of lubricants and other products to independent franchisees and Express Care operators and royalties and other fees from franchised stores. Although Valvoline does not recognize store-level sales from franchised or Express Care stores as revenue in its Statements of Consolidated Income, management believes system-wide and franchised SSS comparisons and store counts, in addition to Express Care store counts, are useful to assess the operating performance of the Quick Lubes reportable segment and the operating performance of an average Quick Lubes store.

Lubricant volumes sold by unconsolidated joint ventures are used to measure the operating performance of the International operating segment. Valvoline does not record lubricant sales from unconsolidated joint ventures as International reportable segment revenue. International revenue is limited to sales by Valvoline's consolidated affiliates. Although Valvoline does not record sales by unconsolidated joint ventures as revenue in its Statements of Consolidated Income, management believes lubricant volumes including and sold by unconsolidated joint ventures is useful to assess the operating performance of its investments in joint ventures.

Management also evaluates lubricant volumes sold in gallons by each of its reportable segments and premium lubricant percentage, defined as premium lubricant gallons sold as a percentage of U.S. branded lubricant volumes for the Quick Lubes and Core North America segments and as a percentage of total segment lubricant volume for the International segment. Premium lubricant products generally provide a higher contribution to segment profitability and the percentage of premium volumes is useful to evaluating and understanding Valvoline’s operating performance.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this press release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this press release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform and debt extinguishment and modification costs that are not reflective of the Company’s ongoing operational performance or liquidity; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis.

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the Company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a supplemental view of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, one should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, one should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the Company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this press release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations
+1 (859) 357-2798
scornett@valvoline.com

Michele Gaither Sparks
Sr. Director, Corporate Communications
+1 (859) 230-8079
michele.sparks@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2020	2019	2020	2019
Sales	$516	$613	$1,701	$1,761
Cost of sales	329	406	1,096	1,168
GROSS PROFIT	187	207	605	593
Selling, general and administrative expenses	106	116	319	334
Net legacy and separation-related expenses	1	—	—	3
Equity and other income, net	(8)	(11)	(23)	(29)
OPERATING INCOME	88	102	309	285
Net pension and other postretirement plan income	(9)	(2)	(27)	(7)
Net interest and other financing expenses	19	19	73	55
INCOME BEFORE INCOME TAXES	78	85	263	237
Income tax expense	19	20	68	56
NET INCOME	$59	$65	$195	$181

NET EARNINGS PER SHARE
BASIC	$0.32	$0.34	$1.04	$0.96
DILUTED	$0.32	$0.34	$1.04	$0.96

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	186	189	187	189
DILUTED	186	189	188	189

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	June 30	September 30
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$751	$159
Receivables, net	396	401
Inventories, net	189	194
Prepaid expenses and other current assets	43	43
Total current assets	1,379	797

Noncurrent assets
Property, plant and equipment, net	559	498
Operating lease assets	261	—
Goodwill and intangibles, net	510	504
Equity method investments	39	34
Deferred income taxes	82	123
Other noncurrent assets	133	108
Total noncurrent assets	1,584	1,267

Total assets	$2,963	$2,064

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$—	$15
Trade and other payables	178	171
Accrued expenses and other liabilities	254	237
Total current liabilities	432	423

Noncurrent liabilities
Long-term debt	1,953	1,327
Employee benefit obligations	350	387
Operating lease liabilities	231	—
Other noncurrent liabilities	185	185
Total noncurrent liabilities	2,719	1,899

Stockholders' deficit	(188)	(258)

Total liabilities and stockholders’ deficit	$2,963	$2,064

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Nine months ended
	June 30
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$195	$181
Adjustments to reconcile net income to cash flows from operating activities
Loss on extinguishment of debt	19	—
Depreciation and amortization	48	43
Equity income from unconsolidated affiliates, net of distributions	(3)	(4)
Pension contributions	(9)	(7)
Stock-based compensation expense	8	8
Other, net	4	2
Change in operating assets and liabilities	9	(9)
Total cash provided by operating activities	271	214

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(94)	(73)
Notes receivable, net of repayments	(31)	(2)
Acquisitions of business	(18)	(50)
Other investing activities, net	—	1
Total cash used in investing activities	(143)	(124)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,547	745
Payments of debt issuance costs and discounts	(16)	(2)
Repayments on borrowings	(925)	(727)
Premium paid to extinguish debt	(15)	—
Repurchases of common stock	(60)	—
Cash dividends paid	(63)	(60)
Other financing activities	(3)	(5)
Total cash provided by (used in) financing activities	465	(49)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	(1)	—
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	592	41
Cash, cash equivalents, and restricted cash - beginning of period	159	96
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$751	$137

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended June 30
	2020				2019
	Sales	Operating income (loss)	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Quick Lubes	$199	$36	$11	$47	$211	$48	$9	$57
Core North America	207	51	4	55	260	38	5	43
International	110	12	2	14	142	20	1	21
Total operating segments	516	99	17	116	613	106	15	121
Unallocated and other (a)		(11)		(2)		(4)		(2)
Total results	516	88	17	114	613	102	15	119
Key items:
Net pension and other postretirement plan income		—		(9)		—		(2)
Net legacy and separation-related expenses		1		1		—		—
Restructuring and related expenses		—		—		4		4
Business interruption expenses (b)		—		—		5		5
Adjusted results	$516	$89	$17	$106	$613	$111	$15	$126

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are included in Cost of sales within the Statements of Consolidated Income and included within total operating segments operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the three months ended June 30, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 33.8% and 34.6% for the three months ended June 30, 2019, respectively.

							Table 4 (continued)

	Nine months ended June 30
	2020				2019
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Quick Lubes	$629	$114	$31	$145	$600	$130	$26	$156
Core North America	693	144	12	156	735	109	13	122
International	379	50	5	55	426	61	4	65
Total operating segments	1,701	308	48	356	1,761	300	43	343
Unallocated and other (a)		1		28		(15)		(8)
Total results	1,701	309	48	384	1,761	285	43	335
Key items:
Net pension and other postretirement plan income		—		(27)		—		(7)
Net legacy and separation-related expenses		—		—		3		3
Acquisition and divestiture-related costs		2		2		—		—
Restructuring and related expenses		1		1		12		12
Business interruption expenses (b)		—		—		6		6
Adjusted results	$1,701	$312	$48	$360	$1,761	$306	$43	$349

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are included in Cost of sales within the Statements of Consolidated Income and included within total operating segments operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the nine months ended June 30, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 33.7% and 34.0% for the nine months ended June 30, 2019, respectively.

Valvoline Inc. and Consolidated Subsidiaries					Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

		Three months ended		Nine months ended
		June 30		June 30
		2020	2019	2020	2019
QUICK LUBES
	Lubricant sales (gallons)	6.2	7.2	20.6	20.7
	Premium lubricants (percent of U.S. branded volumes)	67.5%	65.5%	67.1%	64.6%
	Gross profit as a percent of sales (a) (d)	36.7%	39.1%	36.9%	39.0%
	Same-store sales growth - Company-owned (b)	(5.0)%	9.2%	0.5%	9.7%
	Same-store sales growth - Franchised (b) (c)	(10.0)%	10.0%	(0.1)%	10.3%
	Same-store sales growth - Combined (b) (c)	(8.0)%	9.7%	0.2%	10.1%
CORE NORTH AMERICA
	Lubricant sales (gallons)	19.0	24.1	61.3	68.2
	Premium lubricants (percent of U.S. branded volumes)	59.7%	53.1%	57.7%	52.2%
	Gross profit as a percent of sales (a) (d)	40.7%	32.5%	37.9%	32.8%
INTERNATIONAL
	Lubricant sales (gallons) (e)	11.5	14.3	39.9	43.1
	Lubricant sales (gallons), including unconsolidated joint ventures (f)	19.4	25.2	67.2	74.3
	Premium lubricants (percent of lubricant volumes)	24.4%	29.0%	26.1%	28.6%
	Gross profit as a percent of sales (a) (d)	28.1%	28.4%	29.0%	27.8%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Valvoline determines same-store sales growth on a fiscal year basis, with new stores excluded from the metric until the completion of their first full fiscal year in operation.
(c)	Valvoline franchisees are distinct legal entities and Valvoline does not consolidate the results of operations of its franchisees.
(d)	Pre-tax adjustments associated with business interruption expenses are recorded in Cost of sales within each operating segment. Reported gross profit as a percent of sales is presented in the table above. Adjusted gross profit as a percent of sales for the three and nine months ended June 30, 2019 was 39.3% and 39.1.%, respectively for Quick Lubes; 33.6% and 33.3%, respectively for Core North America; and 29.5% and 28.2%, respectively for International.
(e)	Excludes volumes from unconsolidated joint ventures.
(f)	Valvoline unconsolidated joint ventures are distinct legal entities and Valvoline does not consolidate the results of operations of its unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Third Quarter 2020	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019

Beginning of period	536	524	519	501	483
Opened	5	7	2	12	4
Acquired	2	1	7	6	13
Net conversions between company-owned and franchised	5	4	(4)	—	1
End of period	548	536	524	519	501

	Franchised
	Third Quarter 2020	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019

Beginning of period	883	883	866	851	844
Opened	8	8	13	15	11
Net conversions between company-owned and franchised	(5)	(4)	4	—	(1)
Closed	(2)	(4)	—	—	(3)
End of period (a)	884	883	883	866	851

Total stores	1,432	1,419	1,407	1,385	1,352

	Express Care
	Third Quarter 2020	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019

Number of locations at end of period (a)	304	301	307	307	307

(a) Included in the store counts at the end of the second and third quarters of fiscal 2020 were certain service center stores temporarily closed at the discretion of the respective independent operators due to the impacts of COVID-19. As of June 30, 2020, 5 franchised service center stores were temporarily closed, and as of March 31, 2020, 26 franchised and 12 Express Care service center stores were temporarily closed.

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2020	2019	2020	2019

Reported net income	$59	$65	$195	$181
Adjustments:
Net pension and other postretirement plan income	(9)	(2)	(27)	(7)
Net legacy and separation-related expenses	1	—	—	3
Debt extinguishment and modification costs	—	—	19	—
Acquisition and divestiture-related costs (a)	—	—	2	—
Restructuring and related expenses (a)	—	4	1	12
Business interruption expenses (b)	—	5	—	6
Total adjustments, pre-tax	(8)	7	(5)	14
Income tax expense (benefit) of adjustments	2	(2)	1	(5)
Income tax adjustments (c)	—	—	2	(2)
Total adjustments, after tax	(6)	5	(2)	7
Adjusted net income	$53	$70	$193	$188

Reported diluted earnings per share	$0.32	$0.34	$1.04	$0.96
Adjusted diluted earnings per share	$0.28	$0.37	$1.03	$0.99

Weighted average diluted common shares outstanding	186	189	188	189

(a)	Pre-tax adjustments associated with acquisition-related costs and restructuring and related expenses were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income. Adjusted Selling, general and administrative expenses for the nine months ended June 30, 2020 were $317 million and $112 million and $322 million for the three and nine months ended June 30, 2019, respectively. In addition, divestiture-related costs were recorded in Equity and other income, net, as reported within the Statements of Consolidated Income. Adjusted Equity and other income, net, was $24 million for the nine months ended June 30, 2020, respectively.
(b)	Pre-tax adjustments associated with business interruption expenses were recorded in Cost of sales as reported within the Statements of Consolidated Income in the three and nine months ended June 30, 2019. Adjusted Cost of sales for the three and nine months ended June 30, 2019 were $401 million and $1,162 million, respectively.
(c)	Income tax adjustments in fiscal 2020 and 2019 relate to tax reform in India and Kentucky, respectively.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2020	2019	2020	2019
Adjusted EBITDA - Valvoline
Net income	$59	$65	$195	$181
Add:
Income tax expense	19	20	68	56
Net interest and other financing expenses	19	19	73	55
Depreciation and amortization	17	15	48	43
EBITDA	114	119	384	335
Key items: (a)
Net pension and other postretirement plan income	(9)	(2)	(27)	(7)
Net legacy and separation-related expenses	1	—	—	3
Acquisition and divestiture-related costs	—	—	2	—
Restructuring and related expenses	—	4	1	12
Business interruption expenses	—	5	—	6
Adjusted EBITDA	$106	$126	$360	$349

Adjusted EBITDA - Quick Lubes
Operating income	$36	$48	$114	$130
Add:
Depreciation and amortization	11	9	31	26
EBITDA	$47	$57	$145	$156
Key item: (a)
Business interruption expenses	—	—	—	—
Adjusted EBITDA	$47	$57	$145	$156

Adjusted EBITDA - Core North America
Operating income	$51	$38	$144	$109
Add:
Depreciation and amortization	4	5	12	13
EBITDA	55	43	156	122
Key item: (a)
Business interruption expenses	—	3	—	4
Adjusted EBITDA	$55	$46	$156	$126

			Table 8 (continued)

	Three months ended		Nine months ended
	June 30		June 30
	2020	2019	2020	2019
Adjusted EBITDA - International
Operating income	$12	$20	$50	$61
Add:
Depreciation and amortization	2	1	5	4
EBITDA	14	21	55	65
Key item: (a)
Business interruption expenses	—	2	—	2
Adjusted EBITDA	$14	$23	$55	$67

Adjusted EBITDA - Unallocated and other
Operating (loss) income	$(11)	$(4)	$1	$(15)
Add:
Depreciation and amortization	—	—	—	—
Net pension and other postretirement plan income	9	2	27	7
EBITDA	(2)	(2)	28	(8)
Key items: (a)
Net pension and other postretirement plan income	(9)	(2)	(27)	(7)
Net legacy and separation-related expenses	1	—	—	3
Acquisition and divestiture-related costs	—	—	2	—
Restructuring and related expenses	—	4	1	12
Adjusted EBITDA	$(10)	$—	$4	$—

(a) Key items were recorded in each operating segment and Unallocated and other. The tables above reconcile Quick Lubes, Core North America, International and Unallocated and other operating income (loss) and relevant other items reported below operating income (loss), as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Nine months ended
	June 30
Free cash flow (a)	2020	2019
Total cash flows provided by operating activities	$271	$214
Adjustments:
Additions to property, plant and equipment	(94)	(73)
Free cash flow	$177	$141

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.